EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2001
                      (Amounts in millions, except ratios)

                                                                   2001         2000         1999         1998         1997
==========================================================   ==========   ==========   ==========   ==========   ==========
Income from continuing operations(a)                         $    1,418   $    1,785   $      699   $      400   $      245
                                                             ----------   ----------   ----------   ----------   ----------

Add:
   Provision for taxes on income (other than
     foreign oil and gas taxes)                                     172          871          306          204           47
   Interest and debt expense(b)                                     411          540          515          576          446
   Portion of lease rentals representative of the interest
     factor                                                           7            6           31           36           39
                                                             ----------   ----------   ----------   ----------   ----------
                                                                    590        1,417          852          816          532
                                                             ----------   ----------   ----------   ----------   ----------

Earnings before fixed charges                                $    2,008   $    3,202   $    1,551   $    1,216   $      777
                                                             ==========   ==========   ==========   ==========   ==========
Fixed charges
   Interest and debt expense including capitalized
     interest(b)                                             $      417   $      543   $      522   $      594   $      462
   Portion of lease rentals representative of the interest
     factor                                                           7            6           31           36           39
                                                             ----------   ----------   ----------   ----------   ----------

   Total fixed charges                                       $      424   $      549   $      553   $      630   $      501
                                                             ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                                 4.74         5.83         2.80         1.93         1.55
==========================================================   ==========   ==========   ==========   ==========   ==========

(a) Includes: 1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges, and 2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.